Exhibit 10.1

Execution Version

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	MUFG 1221 Avenue of the Americas New York, New York 10020

TD SECURITIES (USA) LLC THE TORONTO-DOMINION BANK, NEW YORK BRANCH 31 West 52nd Street New York, New York 10019	MIZUHO BANK, LTD. 1251 Avenue of the Americas New York, New York 10020

CONFIDENTIAL

December 3, 2016

Consolidated Communications, Inc.
121 South 17th Street

Mattoon, Illinois 61938
Attention: Steve Childers, Chief Financial Officer

Project Yankee
Commitment Letter
$865.0 Million Senior Secured Incremental Term Loan Facility

$70.0 Million Senior Unsecured Term Loan Facility

Ladies and Gentlemen:

Consolidated Communications, Inc. (“you” or the “Borrower”), a wholly-owned subsidiary of Consolidated Communications Holdings, Inc. (“Holdings”), have advised Morgan Stanley Senior Funding, Inc. (“MSSF”), MUFG (as defined below) (“MUFG”), TD Securities (USA) LLC (“TD Securities”) and The Toronto-Dominion Bank, New York Branch (“TD NY”, together with TD Securities, “TD”) and Mizuho Bank, Ltd. (“Mizuho” and together with MSSF, MUFG and TD, “we,” “us” or the “Commitment Parties”) that you intend to acquire (the “Acquisition”) 100% of the outstanding capital stock of a company previously identified to us and code-named “Yankee” (the “Target”) pursuant to an agreement and plan of merger (such agreement and plan of merger, together with all annexes, schedules and exhibits thereto, as amended, modified and supplemented in accordance with the terms hereof, the “Acquisition Agreement”) among Holdings, a merger subsidiary of Holdings and the Target. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars. Capitalized terms used but not herein defined have the meanings assigned to them in the Existing Credit Agreement (as defined below). “MUFG” shall mean The Bank of Tokyo-Mitsubishi UFJ, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any other affiliates or subsidiaries as they collectively deem appropriate to provide the services referred to herein.

Project Yankee - Commitment Letter

We understand that the total funding required to effect the Acquisition, to repay and redeem certain existing indebtedness of the Target and its subsidiaries, including, without limitation, indebtedness under that certain Credit Agreement, dated as of February 14, 2013 (the “Existing Target Credit Agreement”) by and among the Target, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and the other parties from time to time party thereto and indebtedness under that certain Indenture, dated as of February 14, 2013, for $300 million aggregate principal amount of 8.75% senior secured notes due 2019 (collectively, the “Refinancing”) and to pay the fees and expenses incurred in connection therewith shall be $1,558 million in the aggregate and shall be provided from (x) (i) the issuance of equity interests of Holdings to the selling shareholders of the Target as partial consideration for the Acquisition (the “Equity Issuance”), (ii) the incurrence of a senior secured incremental term loan credit facility, which shall be deemed to be incurred pursuant to Section 2.21 of the Existing Credit Agreement, in an aggregate principal amount that will yield up to $865.0 million in gross proceeds to the Borrower (the “Incremental Term Loan Facility”), as described in the summary of terms and conditions attached hereto as Exhibit A (the “Incremental Facility Term Sheet”) and (iii) the incurrence of a senior unsecured term loan facility in an aggregate principal amount that will yield up to $70.0 million in gross proceeds to the Borrower (the “Unsecured Term Loan Facility”, together with the Incremental Term Loan Facility, collectively, the “Term Loan Facilities”), as described in the summary of terms and conditions attached hereto as Exhibit B (the “Unsecured Facility Term Sheet”, together with the Incremental Facility Term Sheet, the “Term Sheets”, and together with this letter agreement (including the Term Sheets, the Conditions Annex (as defined below), all other annexes, schedules and exhibits attached hereto and the Fee Letter (as defined below), collectively, the “Commitment Letter”)) and (y) cash on-hand of the Borrower in an amount to be determined. The Acquisition, the entering into of this Commitment Letter, the Equity Issuance, the execution of the Incremental Facility Amendment to establish the Incremental Term Loan Facility (and any other related documentation required pursuant to the terms of the Existing Credit Agreement to establish the Incremental Term Loan Facility), the execution of definitive documentation to establish the Unsecured Term Loan Facility, the borrowings under the Term Loan Facilities, the Refinancing and the related transactions contemplated by the foregoing as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions”.

As used herein, the term “Existing Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of October 5, 2016, by and among Holdings, the Borrower, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, Issuing Bank and Swingline Lender and the other agents and parties from time to time party thereto as amended, restated, amended and restated, supplemented, or otherwise modified from time to time prior to the date hereof.

Project Yankee - Commitment Letter

1.                  Commitments. In connection with the Transactions, each of MSSF, MUFG, TD NY and Mizuho is pleased to advise you of its several but not joint commitment to provide (i) (A) in the case of MSSF, 40% of entire aggregate principal amount of the Incremental Term Loan Facility, (B) in the case of MUFG, 25% of entire aggregate principal amount of the Incremental Term Loan Facility, (C) in the case of TD NY, 25% of entire aggregate principal amount of the Incremental Term Loan Facility and (D) in the case of Mizuho, 10% of entire aggregate principal amount of the Incremental Term Loan Facility and (ii) (A) in the case of MSSF, 40% of entire aggregate principal amount of the Unsecured Term Loan Facility, (B) in the case of MUFG, 25% of entire aggregate principal amount of the Unsecured Term Loan Facility, (C) in the case of TD NY, 25% of entire aggregate principal amount of the Unsecured Term Loan Facility and (D) in the case of Mizuho, 10% of entire aggregate principal amount of the Unsecured Term Loan Facility (in such capacities in respect of the Term Loan Facilities, each an “Initial Lender” and, together with any other Initial Lenders appointed as described below, collectively, the “Initial Lenders”), in each case, subject to and on the terms and conditions set forth herein and in the Term Sheet and the additional conditions attached as Exhibit C (the “Conditions Annex”). It is agreed that each of MSSF, MUFG, TD Securities and Mizuho shall act as a joint lead arranger and joint book-runner for the Term Loan Facilities (in such capacity, the “Lead Arrangers”). It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Term Loan Facilities outside the terms contained in this Commitment Letter and the fee letter (the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Term Loan Facilities, in each case unless you and we so agree. Notwithstanding the foregoing, it is agreed that (i) MSSF will have “left side” placement in any marketing materials or other documentation for the Term Loan Facilities, and will hold the roles and responsibilities customarily understood to be associated with such name placement, (ii) MUFG will appear immediately to the “right” of MSSF on any marketing materials or other documentation for the Term Loan Facilities and to the “left” of all other financial institutions, and will hold the roles and responsibilities customarily understood to be associated with such name placement (C) TD will appear immediately to the “right” of MUFG on any marketing materials or other documentation for the Term Loan Facilities and to the “left” of all other financial institutions, and will hold the roles and responsibilities customarily understood to be associated with such name placement and (D) Mizuho will appear immediately to the “right” of TD on any marketing materials or other documentation for the Term Loan Facilities and to the “left” of all other financial institutions, and will hold the roles and responsibilities customarily understood to be associated with such name placement.

You agree that the closing date of the Transactions including the concurrent closing and initial funding of the Term Loan Facilities (the “Closing Date”) shall be a date consistent with your obligations under the Acquisition Agreement; provided that the Closing Date shall not occur until all of the Closing Conditions (as defined below) been satisfied. The terms of this commitment are not limited to those set forth in this Section 1 of this Commitment Letter. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties. Notwithstanding anything to the contrary set forth in the Commitment Letter, the commitment and other obligations of the Commitment Parties hereunder are subject solely to the satisfaction of the following conditions (the conditions in clauses in (a) and (b) below, the “Closing Conditions”):

(a)                the execution and delivery of definitive loan documentation for (i) the Incremental Term Loan Facility (including the Incremental Facility Amendment and any other related documentation required pursuant to the terms of the Existing Credit Agreement, collectively, the “Incremental Financing Documentation”) and (ii) the Unsecured Term Loan Facility (the “Unsecured Term Loan Financing Documentation” together with the “Incremental Financing Documentation”, the “Financing Documentation”) in each case in form and substance reasonably satisfactory to the Commitment Parties and their counsel and consistent with the Term Sheets, Conditions Annex and the Existing Credit Agreement; and

Project Yankee - Commitment Letter

(b)               the satisfaction of each of the other conditions set forth (i) under the headings “Conditions Precedent to Initial Funding” in the Term Sheets and (ii) in the Conditions Annex.

Notwithstanding anything in the Commitment Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to availability of the Term Loan Facilities on the Closing Date shall be (A) such of the representations made by the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”), and (B) the Specified Representations (as defined below) and (ii) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Term Loan Facilities on the Closing Date if the conditions set forth in the Commitment Letter are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, or (y) by the delivery of stock certificates of the Target and its domestic subsidiaries (after giving effect to the Acquisition) together with undated stock powers executed in blank or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facilities, but shall be required to be perfected within sixty (60) days after the Closing Date (subject to extensions in writing by the Administrative Agent and the Unsecured TLB Administrative Agent (as defined in the Unsecured Facility Term Sheet), as applicable) . For purposes hereof, “Specified Representations” means, with respect to the Term Loan Facilities, the representations and warranties of the Borrower and the Guarantors set forth in the Existing Credit Agreement relating to due organization and existence, solvency (such representation and warranty evidenced in a solvency certificate from the Chief Financial Officer of Holdings, substantially in the form attached to the Conditions Annex as Annex I thereto), corporate power and authority, the due authorization, execution, delivery and enforceability of the Financing Documentation (including the incurrence of the indebtedness thereunder and the granting of the guarantees and the security interests in respect thereof), the Financing Documentation not conflicting with charter documents, material laws or material contracts, Federal Reserve margin regulations, Investment Company Act, Patriot Act, FCPA, OFAC, sanctions and other anti-terrorism laws, anti-money laundering laws and creation, validity and perfection of security interests (subject to Liens permitted by Section 6.02 of the Existing Credit Agreement and the limitations set forth in the prior sentence and the Term Sheets and Conditions Annex.

2.                  Syndication. The Lead Arrangers reserve the right, prior to or after execution of the Financing Documentation to syndicate all or part of the Initial Lenders’ commitments for the Term Loan Facilities to one or more financial institutions or institutional lenders in consultation with you, and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld, delayed or conditioned); provided that, the Lead Arrangers agree not to syndicate any of the commitments with respect to the Term Loan Facilities to (x) any financial institutions or investors or affiliates thereof or (y) competitors of the Borrower or its subsidiaries, in each case, designated in writing by you to us prior to the date hereof (“Disqualified Lenders”). Without limiting your obligations to assist with syndication efforts as set forth herein, the Commitment Parties agree that completion of such syndications is not a condition to its commitments hereunder.

Project Yankee - Commitment Letter

The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of the Term Loan Facilities that is satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for the Term Loan Facilities between senior management and advisors of you, the Target and the proposed syndicate members for the Term Loan Facilities (such members in respect of the Term Loan Facilities being referred to in the Commitment Letter as the “Lenders”). The Lead Arrangers will exclusively manage all aspects of the syndication in consultation with you (and subject to your consent in accordance with the preceding paragraph), including the timing, scope and identity of potential Lenders (which shall not include any Disqualified Lenders), any agency or other title designations or roles awarded to any potential Lender, any compensation provided to each potential Lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Term Loan Facilities among the Lenders.

To assist the Commitment Parties in their syndication efforts, until the date that is the earlier of (a) 60 days after the Closing Date and (b) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved (such earlier date, the “Syndication Date”), you hereby covenant and agree:

(a)                to provide and cause your advisors and representatives to provide, and, prior to the occurrence of the Closing Date, use your commercially reasonable efforts to cause the Target, its subsidiaries, its advisors, and its representatives to provide, the Lead Arrangers and the other relevant syndicate members upon request with all information reasonably requested by the Lead Arrangers, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;

(b)               to prepare one or more confidential information memoranda (including public and private versions thereof) and other materials, in each case in form and substance customary for transactions of this type and otherwise satisfactory to the Lead Arrangers, to be used in connection with the syndication of the Term Loan Facilities;

(c)                to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit materially from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;

(d)               to use your commercially reasonable efforts to obtain, prior to the launch of the general syndication of the Term Loan Facility, monitored public corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for each of the Term Loan Facilities, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”);

Project Yankee - Commitment Letter

(e)                to ensure that, prior to and until the Syndication Date (as determined by the Commitment Parties and notified in writing to you), there are no competing issuances or offerings of debt securities, or placement or arrangement of any commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by Holdings, the Borrower, the Target or any of your or their respective subsidiaries or affiliates, being discussed, attempted, offered, placed or arranged, including renewals or refinancing of any existing debt without the consent of the Lead Arrangers (other than the Term Loan Facilities and indebtedness incurred in the ordinary course of business of the Borrower, the Target and their respective subsidiaries for working capital purposes, for capital expenditures and purchase money and equipment financings and as otherwise permitted to exist or be incurred under the terms of the Acquisition Agreement) (it being understood that this covenant shall survive the Closing Date until the Syndication Date (as determined by the Commitment Parties and notified in writing to you)); and

(f)                to otherwise assist the Lead Arrangers in their syndication efforts, including by making available your and, prior to the occurrence of the Closing Date, using commercially reasonable efforts to make available the Target’s officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders.

To the extent that general syndication has not commenced by the date that is 120 days following the date hereof, the Lead Arrangers shall have the sole option to request that general syndication of the Term Loan Facilities commence (and you hereby agree that it shall commence, and it being further understood that upon such commencement you shall assist the Lead Arrangers in the syndication efforts pursuant to the provisions as further described above in this Section 2) on the date specified by the Lead Arrangers, which date shall in no event be earlier than the date which is 120 days following the date hereof.

3.                  Information. You represent and warrant (prior to the occurrence of the Closing Date, solely with respect to the Target and its subsidiaries, to your knowledge) that (a) all information (other than the Projections referred to below) that has been or will hereafter be made available by or on behalf of you, the Borrower, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Lender or any potential Lender is and will be, when furnished and taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which such statements were or are made and (b) all financial projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their respective affiliates, agents or representatives or to any Lender or any potential Lender in connection with the Transactions have been or will be prepared in good faith based upon reasonable assumptions (it being understood by the Commitment Parties that such Projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular Projections will be realized). You agree that, if at any time prior to the Syndication Date, any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then, until the Syndication Date, in each case, you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Term Loan Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.

Project Yankee - Commitment Letter

You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”). You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Term Loan Facility, consisting exclusively of information or documentation that is either (i) publicly available or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the Term Loan Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. Before distribution of any Company Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Company Materials to a prospective Lender’s employees willing to receive Private Lender Information and (ii) a separate letter in which you authorize distribution of Public Lender Information and represent that to your knowledge no Private Lender Information is contained therein, and the Company Materials will include exculpations of the Lead Arrangers and their respective affiliates with respect to any liability related to the use of the contents of such Company Materials or any related marketing material by the recipients thereof. You acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation (including term sheets) with respect to the Term Loan Facilities; (ii) administrative materials prepared by the Lead Arrangers for potential Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Term Loan Facilities.

4.                  Costs, Expenses and Fees. You agree to pay or reimburse the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent and the Commitment Parties for all reasonable costs and expenses incurred by the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent and the Commitment Parties or their respective affiliates (whether incurred before or after the date hereof) in connection with the Term Loan Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter and the Financing Documentation including without limitation, the fees and disbursements of counsel, regardless of whether any of the Transactions is consummated. You further agree to pay all reasonable costs and expenses of the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent and the Commitment Parties and their respective affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter and as otherwise agreed to in writing between you and us. Once paid, such fees shall not be refundable under any circumstances. The terms of the Fee Letter are an integral part of the Commitment Parties’ commitments hereunder and constitute part of this Commitment Letter for all purposes hereof, and compliance with the terms thereof is a condition precedent to the Commitment Parties’ commitments hereunder.

Project Yankee - Commitment Letter

5.                  Indemnity. You agree to indemnify and hold harmless each of the Lead Arrangers, the Commitment Parties, the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the foregoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Fee Letter, the Term Loan Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by you, a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any reasonable and documented legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Person. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, Holdings, the Target, any of your or their respective subsidiaries, affiliates, securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Term Loan Facilities or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, Holdings, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the Fee Letter, the Term Loan Facilities or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct, and it is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person).

You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person or otherwise raises reputational issues.

Project Yankee - Commitment Letter

6.                  Confidentiality. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their respective contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors on a “need-to-know” basis and only in connection with the evaluation of the Transactions and (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (subject to you using your commercially reasonable efforts in providing prior notice of such disclosure to the Commitment Parties to the extent permitted by law); provided, however, it is understood and agreed that you may disclose (a) this Commitment Letter and the Fee Letter on a confidential basis to the board of directors and advisors of the Target in connection with their consideration of the Transactions (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Lead Arrangers); (b) after your acceptance hereof, this Commitment Letter (but not the Fee Letter), in filings with the SEC and other applicable regulatory authorities and stock exchanges, including without limitation in connection with seeking shareholder approval of the transactions contemplated by the Acquisition Agreement; (c) upon notice to the Commitment Parties, this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) in any syndication or other marketing material in connection with the Term Loan Facilities or in connection with any public filing requirement; (d) this Commitment Letter and the Fee Letter, after written notice to the Lead Arrangers, in defense of any legal action brought by or against any of you or any of your affiliates, successors or assigns or any of their respective officers, directors, employees, agents, advisors or other representatives, or as may be necessary or advisable in connection with the assertion of any claim or right under or in connection with this Commitment Letter or the Fee Letter (subject to you using your commercially reasonable efforts in providing prior notice of such disclosure to the Commitment Parties to the extent permitted by law); and (e) after your acceptance hereof, this Commitment Letter (but not the Fee Letter), on a confidential basis to any ratings agencies and valuation firms.

7.                  Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies Holdings, the Borrower and any other Guarantors, the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify Holdings, the Borrower and any other Guarantors, the Target and its subsidiaries in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Parties and each other Lender.

Project Yankee - Commitment Letter

8.                  Governing Law etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. You hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. You irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent or the Commitment Parties to serve legal process in any other manner permitted by law or affect the Lead Arrangers’, the Administrative Agent’s, the Unsecured TLB Administrative Agent’s, the Collateral Agent’s or Commitment Parties’ right to bring any suit, action or proceeding against Holdings, the Borrower, the Target or their respective subsidiaries or its or their property in the courts of other jurisdictions.

9.                  Other Activities; No Fiduciary Relationship; Other Terms. As you know, each of MSSF, MUFG, TD and Mizuho is a full service securities firm engaged, either directly or indirectly through its affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, MSSF, MUFG, TD and Mizuho or their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. MSSF, MUFG, TD and Mizuho or their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.

Project Yankee - Commitment Letter

The Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of Holdings, Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours. You further acknowledge that certain of the Commitment Parties (or an affiliate) are currently acting as a lender or agent under the Existing Credit Agreement and acknowledge that your rights and obligations under the Existing Credit Agreement (and the rights and obligations of the Commitment Parties thereunder) are separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter and waive any conflict of interest claims relating to any of the foregoing. You agree that the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent and the Commitment Parties will act under this agreement as an independent contractor and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent and the Commitment Parties on the one hand and Holdings, Target or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent and the Commitment Parties, on the one hand, and you and Holdings, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party is acting solely as a principal and not as a fiduciary of you or Holdings, your or its management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you or Holdings with respect to the Transactions or the process leading thereto (irrespective of whether the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent or the Commitment Parties or any of their respective affiliates had advised or is currently advising you or Holdings on other matters) or any other obligation to you or Holdings except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you and Holdings have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.

You further acknowledge and agree that you, Holdings and your and its respective subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. You, Holdings and your and its respective subsidiaries agree that you or they will not claim that the Lead Arrangers, the Administrative Agent, the Unsecured TLB Administrative Agent or the Commitment Parties or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you, Holdings or your or its respective subsidiaries, in connection with the Transactions or the process leading thereto. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Project Yankee - Commitment Letter

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that the Commitment Parties may at any time and from time to time assign all or any portion of their respective commitments hereunder to one or more of their respective affiliates. You acknowledge that each Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions. We agree to treat, and cause any of our affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.

The parties hereto acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buyside financial advisor to you in connection with the Transactions. The parties hereto agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand.

10.              Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to us executed counterparts hereof and thereof by no later than 7:00 p.m., New York time, on December 3, 2016. Thereafter, the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter shall automatically terminate unless each of the Commitment Parties shall in their discretion and unanimously agree to an extension, upon the earliest to occur of (i) the execution and delivery of Financing Documentation by all of the parties thereto and the consummation of the Acquisition; (ii) the earlier of (A) the Outside Date (as defined in Acquisition Agreement, and as such date may be extended in accordance with terms of Acquisition Agreement in effect on date hereof) and (B) the 12 month anniversary of date hereof, in each case, if the Financing Documentation shall not have been executed and delivered by all such parties thereto; and (iii) the date of termination, expiration or abandonment of the Acquisition Agreement.

This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Parties with respect to the Term Loan Facilities and supersede all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Parties or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.

Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Sections 1 (clause (i) of the fourth paragraph thereof only), 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter; provided that Sections 2 and 3 shall survive only if the Closing Date occurs. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).

Project Yankee - Commitment Letter

Notwithstanding any other provision hereof or of the Term Sheets, (a) the Commitment Parties’ commitments under the Unsecured Term Loan Facility shall be automatically and permanently reduced to zero and cancelled if, within 90 days following the date hereof, the Borrower obtains an amendment, reasonably satisfactory to the Lead Arrangers, to the terms of the Existing Credit Agreement (and such amendment goes effective within such period) (the “Amendment”) allowing for an additional aggregate amount of at least $70.0 million to be incurred as a senior secured incremental term loan credit facility pursuant to Section 2.21 of the Existing Credit Agreement and (b) the Commitment Parties’ commitments to provide the Incremental Term Loan Facility shall be automatically and permanently increased, on a pro rata basis, by an amount equal to $70.0 million upon effectiveness of the Amendment.

[Remainder of page intentionally left blank; signature pages follow]

Project Yankee - Commitment Letter

We are pleased to have given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Reagan C. Philipp
Name: Reagan Philipp
Title: Authorized Signatory

[Project Yankee – Signature Page to Commitment Letter]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ James Gorman
Name: James Gorman
Title: Managing Director

[Project Yankee – Signature Page to Commitment Letter]

TD SECURITIES (USA) LLC

By:	/s/ Cecile Baker
Name: Cecile Baker
Title: Managing Director

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Pradeep Mehra
Name: Pradeep Mehra
Title: Authorized Signatory

[Project Yankee – Signature Page to Commitment Letter]

MIZUHO BANK, LTD.

By:	/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Authorized Signatory

[Project Yankee – Signature Page to Commitment Letter]

Agreed to and accepted as of
the date first written above:

Consolidated Communications, Inc.

By:	/s/ Steven L. Childers
Name: Steven L. Childers
Title: Chief Financial Officer

[Project Yankee – Signature Page to Commitment Letter]

EXHIBIT A

$865.0 MILLION SENIOR SECURED

INCREMENTAL TERM LOAN FACILITY
SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Consolidated Communications, Inc. (the “Borrower”).

Holdings:	Consolidated Communications Holdings, Inc. (“Holdings”).

Joint Lead Arrangers and Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”), MUFG (as defined in the Commitment Letter) (“MUFG”), TD Securities (USA) LLC (“TD Securities”) and Mizuho Bank, Ltd. (“Mizuho” and together with MSSF, MUFG and TD Securities, in such capacities, the “Lead Arrangers”).

Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent for the Incremental Term Loan Facility and for the existing credit facilities under the Existing Credit Agreement (the “Administrative Agent”).

Collateral Agent:	Wells Fargo Bank, National Association, as the collateral agent under the Existing Credit Agreement (the “Collateral Agent”).

Lenders:	Any existing Lender under the Credit Agreement that agrees to provide an increased Incremental Term Commitment (as defined in the Existing Credit Agreement) with respect to the Incremental Term Loan Facility, together with any new Lender providing an Incremental Term Commitment with respect to the Incremental Term Loan Facility and arranged by the Lead Arrangers with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) and excluding Disqualified Lenders (the “Lenders”).

Guarantors:	As per the Existing Credit Agreement, and including without limitation, the Target and its subsidiaries to the extent required by the terms of the Existing Credit Agreement.

Project Yankee – Exhibit A (Incremental Facility Term Sheet)

A-1

Incremental Term Loan Facility:	A senior secured incremental term loan credit facility (the “Incremental Term Loan Facility”), in an aggregate principal amount of up to $865.0 million or such lesser amount as is the maximum amount permitted pursuant to the terms of the Existing Credit Agreement plus, upon effectiveness of the Amendment within 90 days from the date of the Commitment Letter, an amount equal to $70.0 million. The loans made under the Incremental Term Loan Facility are referred to herein as the “Incremental Term Loans”.

Maturity and Amortization:	The Incremental Term Loan Facility will mature on the date that is seven (7) years after the Closing Date, provided that unless the 2022 Senior Notes are repaid in full or redeemed in full in each case, in a manner permitted under the Existing Credit Agreement and the Incremental Facility Amendment pursuant to which the Incremental Term Loan Facility is effected (and, if repaid or redeemed with proceeds of indebtedness such indebtedness shall have a maturity date on or after March 31, 2024) on or prior to March 31, 2022, such maturity date of Term Loan Facility shall be March 31, 2022. The Incremental Term Loan Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Incremental Term Loan Facility, beginning with the first full fiscal quarter ending after the Closing Date, with the balance payable on the maturity date of the Incremental Term Loan Facility.

Purpose and Availability:	The proceeds of the Incremental Term Loan Facility will be used by the Borrower on the Closing Date solely to finance (a), in part, the Acquisition and the other Transactions and (b) to pay fees and expenses in connection therewith. Once repaid, no amount of Incremental Term Loans may be reborrowed.

Security:	As provided in the Existing Credit Agreement and including without limitation, the assets of the Target and its subsidiaries to the extent required by the terms of the Existing Credit Agreement. The Incremental Term Loan Facility will be secured on a pari passu basis with the existing credit facilities under the Existing Credit Agreement.

Interest:	At the Borrower’s option, the Incremental Term Loans will bear interest based on the Alternate Base Rate or on Adjusted LIBO Rate, in each case, as defined in the Existing Credit Agreement (the LIBO Rate will be subject to a 1.00% floor).

The interest margins applicable to the Incremental Term Loans will be (a) 2.50% per annum in the case of ABR Loans and (b) 3.50% per annum in the case of Eurodollar Loans.

Upfront Fees/Original Issue Discount:	The Incremental Term Loan Facility shall have an original issue price of 99.0%. To the extent that the Incremental Term Loans are issued to the Lenders at a price below their stated principal amount, all calculations of interest and fees will be calculated on the basis of their full stated principal amount. Notwithstanding the foregoing, at the sole discretion of the Lead Arrangers, in lieu of original issue discount, the Borrower shall pay an equivalent amount of upfront fees to the Lenders.

Project Yankee – Exhibit A (Incremental Facility Term Sheet)

A-2

Default Interest:	As per the Existing Credit Agreement.

Mandatory Prepayment:	On the same basis provided for the Initial Term Loans under and as defined in the Existing Credit Agreement (the “Existing Term Loans”).

Optional Prepayments and Commitment Reductions:	On the same basis provided for the Existing Term Loans under the Existing Credit Agreement, except that upon entry by the Borrower into an amendment of the type referenced in Section 2.05(g) of the Existing Credit Agreement applicable to the Incremental Term Loans occurring on or prior to the date that is six (6) months from the Closing Date, the Borrower shall pay to the Administrative Agent for the benefit of the affected Lenders an amount equal to 1.0% of the aggregate principal amount of Incremental Term Loans so prepaid or refinanced.

Application of Prepayments:	On the same basis provided for the Existing Term Loans under the Existing Credit Agreement.

Conditions Precedent to Initial Funding:	Condition precedent to the borrowing of the Incremental Term Loans under the Incremental Term Loan Facility shall be limited to those expressly set forth in Section 1 of the Commitment Letter and on Exhibit C to the Commitment Letter.

Certain Documentation Matters:	Loans under the Incremental Term Loan Facility shall be “Incremental Term Loans” (as defined in the Existing Credit Agreement) and will be effected pursuant to an Incremental Facility Amendment (as defined in the Existing Credit Agreement) pursuant to, and in accordance with the requirements of, Section 2.21 of the Existing Credit Agreement.

Representations and Warranties:	As per the Existing Credit Agreement.

Affirmative Covenants:	As per the Existing Credit Agreement.

Negative Covenants:	As per the Existing Credit Agreement.

Financial Covenants:	As per the Existing Credit Agreement.

Events of Default:	As per the Existing Credit Agreement.

Expenses and Indemnity:	As per the Existing Credit Agreement.

Waivers and Amendments:	As per the Existing Credit Agreement.

Assignments and Participations:	As per the Existing Credit Agreement.

Yield Protection, Taxes and Other Deductions:	As per the Existing Credit Agreement.

Project Yankee – Exhibit A (Incremental Facility Term Sheet)

A-3

Governing Law:	The State of New York.

Counsel to the Lead Arrangers:	Shearman & Sterling LLP.

                        Project Yankee – Exhibit A (Incremental Facility Term Sheet)

A-4

EXHIBIT B

$70.0 MILLION SENIOR UNSECURED TERM LOAN FACILITY
SUMMARY OF TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit B is attached.

Borrower:	Consolidated Communications, Inc. (the “Borrower”).

Holdings:	Consolidated Communications Holdings, Inc. (“Holdings”).

Joint Lead Arrangers and Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”), MUFG (as defined in the Commitment Letter) (“MUFG”), TD Securities (USA) LLC (“TD Securities”) and Mizuho Bank, Ltd. (“Mizuho” and together with MSSF, MUFG and TD Securities, in such capacities, the “Lead Arrangers”).

Administrative Agent:	MSSF, as the administrative agent for the Unsecured Term Loan Facility (the “Unsecured TLB Administrative Agent”).

Lenders:	A syndicate of financial institutions and institutional investors arranged by the Lead Arrangers with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) and excluding Disqualified Lenders (the “Lenders”).

Guarantors:	The Unsecured Term Loan Facility will be guaranteed on a senior basis by each entity that guarantees the indebtedness under the Existing Credit Agreement, and including without limitation, the Target and its subsidiaries. The guarantees will rank senior to all subordinated indebtedness of a Guarantor and will rank pari passu to all other senior unsecured indebtedness of such Guarantor.

Unsecured Term Loan Facility:	A senior unsecured term loan credit facility (the “Unsecured Term Loan Facility”), in an aggregate principal amount of up to $70.0 million; provided that upon effectiveness of the Amendment within 90 days of the date of the Commitment Letter, the Unsecured Term Loan Facility shall automatically be reduced to zero and cancelled. The loans made under the Unsecured Term Loan Facility are referred to herein as the “Unsecured Term Loans”.

Maturity and Amortization:	The Unsecured Term Loan Facility will mature on the date that is seven (7) years and six (6) months after the Closing Date. The Unsecured Term Loan Facility will not be subject to any amortization payments.

Project Yankee – Exhibit B (Unsecured Facility Term Sheet)

B-1

Purpose and Availability:	The proceeds of the Unsecured Term Loan Facility will be used by the Borrower on the Closing Date solely to finance (a), in part, the Acquisition and the other Transactions and (b) to pay fees and expenses in connection therewith. Once repaid, no amount of Unsecured Term Loans may be reborrowed.

Interest:	At the Borrower’s option, the Unsecured Term Loans will bear interest based on the Alternate Base Rate or on Adjusted LIBO Rate, in each case, as defined in the Existing Credit Agreement (the LIBO Rate will be subject to a 1.00% floor).

The interest margins applicable to the Incremental Term Loans will be (a) 8.00% per annum in the case of ABR Loans and (b) 9.00% per annum in the case of Eurodollar Loans.

Upfront Fees/Original Issue Discount:	The Unsecured Term Loan Facility shall have an original issue price of 98.0%. To the extent that the Unsecured Term Loans are issued to the Lenders at a price below their stated principal amount, all calculations of interest and fees will be calculated on the basis of their full stated principal amount. Notwithstanding the foregoing, at the sole discretion of the Lead Arrangers, in lieu of original issue discount, the Borrower shall pay an equivalent amount of upfront fees to the Lenders.

Default Interest:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Mandatory Prepayment:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles, and subject to prepayment in full of the Term Loans under the Existing Credit Agreement.

Optional Prepayments and Commitment Reductions:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles, except that (a) the Unsecured Term Loan Facility shall not be able to be prepaid or refinanced prior to the first anniversary of the Closing Date and (b) any subsequent voluntary prepayment or refinancing of the Unsecured Term Loan Facility shall be subject to a prepayment premium in an amount equal to (i) if such prepayment is made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, an amount equal to 2.00% of the principal amount of the Unsecured Term Loan Facility so prepaid (or total payment of 102%), (ii) if such prepayment is made on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of the Unsecured Term Loan Facility so prepaid (or total payment of 101%) and (iii) if such prepayment is made on or after the third anniversary of the Closing Date, an amount equal to 0.00% of the principal amount of the Unsecured Term Loan Facility so prepaid (or total payment of 100%).

Project Yankee – Exhibit B (Unsecured Facility Term Sheet)

B-2

Application of Prepayments:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Conditions Precedent to Initial Funding:	Condition precedent to the borrowing of the Unsecured Term Loans under the Unsecured Term Loan Facility shall be limited to those expressly set forth in Section 1 of the Commitment Letter and on Exhibit C to the Commitment Letter.

Certain Documentation Matters:	The definitive financing documentation for the Unsecured Term Loan Facility shall be drafted initially by counsel for the Unsecured TLB Administrative Agent and shall contain the terms set forth in the Commitment Letter (including this Exhibit B) (subject to the right of the Lead Arrangers to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in the Commitment Letter (including this Exhibit B), will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date taking into account the timing of the syndication of the Unsecured Term Loan Facility and the pre-closing requirements of the Acquisition and (ii) contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Unsecured Term Loan Financing Documentation shall be substantially similar to the Existing Credit Agreement (collectively, the “Precedent Documentation” and as adjusted pursuant to the terms below, the “Documentation Principles”); provided that the Precedent Documentation shall be further modified by the terms set forth herein and, subject to (i) modifications to take into account the unsecured nature of the Unsecured Term Loan Facility, (ii) modifications to reflect changes in law or accounting standards since the date of the Existing Credit Agreement and (iii) modifications to reflect operational, agency and administrative requirements of the Administrative Agent.

Representations and Warranties:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Affirmative Covenants:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Negative Covenants:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Financial Covenants:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Project Yankee – Exhibit B (Unsecured Facility Term Sheet)

B-3

Events of Default:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Expenses and Indemnity:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Waivers and Amendments:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Assignments and Participations:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Yield Protection, Taxes and Other Deductions:	Substantially similar to the Existing Credit Agreement, as adjusted pursuant to the Documentation Principles.

Governing Law:	The State of New York.

Counsel to the Lead Arrangers and Administrative Agent:	Shearman & Sterling LLP.

Project Yankee – Exhibit B (Unsecured Facility Term Sheet)

B-4

EXHIBIT C

ADDITIONAL CONDITIONS PRECEDENT
$865.0 MILLION SENIOR SECURED INCREMENTAL TERM LOAN FACILITY

$70.0 MILLION SENIOR UNSECURED TERM LOAN FACILITY

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached. The commitments of the Lenders in respect of the Term Loan Facilities and the closing and the initial extension of credit thereunder on the Closing Date will be subject to satisfaction of the conditions precedent set forth in Section 1 of the Commitment Letter, on Exhibit A and Exhibit B to the Commitment Letter under the headings “Conditions Precedent to Initial Funding”, and the following conditions precedent:

(a)                Consummation of the Acquisition. The Acquisition and the other Transactions (including the Equity Issuance) shall be consummated concurrently with the initial funding of the Term Loan Facility on the Closing Date in compliance with applicable law and in accordance with the Acquisition Documents, without waiver or amendment thereof or any consent thereunder (including any change in the purchase price) unless such waiver, amendment or consent (i) has received the prior written consent of the Lead Arrangers, or (ii) is not materially adverse to any interests of the Lenders or the Lead Arrangers (it being understood and agreed that (1) any change in the consideration paid for the Acquisition shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers, and (2) any change to the definition of “Company Material Adverse Effect”, “Parent Material Adverse Effect” or any similar definition or to Sections 9.2(d) and (g), Section Error! Reference source not found., Sections Error! Reference source not found., Error! Reference source not found. and Error! Reference source not found. of the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Lead Arrangers).

(b)               Refinancing. At the Closing Date, and subject to the other terms and conditions set forth in the Acquisition Agreement, (a) the Parent (as defined in the Acquisition Agreement) shall make available to the Company (as defined in the Acquisition Agreement), or pay directly, an amount in cash sufficient to pay the aggregate outstanding Funded Debt (as defined in the Acquisition Agreement) together with all Debt Payment Expenses (as defined in the Acquisition Agreement), (b) the Company, if such amount is not paid directly by the Parent and is made available to the Company in accordance with the foregoing clause (a), shall apply such cash to pay the Funded Debt and the Debt Payment Expenses, if any, and with respect to the notes under the Indenture, the Company shall have provided irrevocable notice of redemption of all then outstanding notes and deposited with the trustee under the Indenture proceeds sufficient, without consideration of any investment of interest, to pay and discharge the entire indebtedness on the then outstanding notes for principal, premium (if any) and accrued and unpaid interest to but not including the redemption date and (c) solely to the extent that all outstanding obligations under the Existing Target Credit Agreement on the Closing Date constitute Funded Debt (other than any indemnity obligation for unasserted claims that by its terms survives the termination of the Existing Target Credit Agreement), the Company shall cause the administrative and collateral agents under the Existing Target Credit Agreement to deliver to the Parent a pay-off letter (the “Pay-off Letter”), in form and substance reasonably satisfactory to the Parent, evidencing the satisfaction of all liabilities under the Existing Target Credit Agreement (other than any indemnity obligation for unasserted claims that by its terms survives the termination of the Existing Target Credit Agreement) upon receipt of the amounts set forth in such pay-off letter and a release in customary form of all Liens with respect to the capital stock, property and assets of the Company and its Subsidiaries (as defined in the Acquisition Agreement) securing the obligations under the Existing Target Credit Agreement.

Project Yankee – Exhibit C (Conditions Annex)

C-1

(c)                Incremental Conditions. The conditions set forth in Section 2.21 of the Existing Credit Agreement shall have been satisfied. The Existing Credit Agreement shall not be amended or waived since the date of this Commitment Letter without the prior written consent of the Lead Arrangers.

(d)               Limited Conditionality Acquisition. Pursuant to Section 1.09 of the Existing Credit Agreement, the Administrative Agent shall have received a written notice (together with any other information and documentation reasonably requested by the Administrative Agent) from the Borrower that the Acquisition is a “Limited Conditionality Acquisition” (as defined in the Existing Credit Agreement).

(e)                Solvency. The Lenders shall have received a solvency certificate from the chief financial officer of Holdings, in the form attached as Annex I hereto, confirming the solvency of Holdings and its subsidiaries taken as a whole after giving effect to the Transactions.

(f)                Target Material Adverse Effect. Except as set forth in Section 4.8(a) of the Company Disclosure Schedule (as defined in the Acquisition Agreement), since September 30, 2016, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect (as defined below).

“Company Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of the Target and its Subsidiaries (as defined in the Acquisition Agreement) taken as a whole or (ii) a material adverse effect on the Target’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Target or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of the Acquisition Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the consent of the other party hereto, including the impact thereof on the relationships of the Target or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Target or any of its Subsidiaries has any relationship and including any litigation brought by any stockholder of the Target in connection with the transactions contemplated hereby, (B) any failure by the Target to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (B) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (C) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles or regulatory accounting requirements applicable or potentially applicable to the industries in which the Target or its Subsidiaries operate, (D) changes generally affecting the industries in which the Target or its Subsidiaries operate that are not specifically related to the Target and its Subsidiaries and do not have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, (E) changes in general economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond and/or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster, or (G) changes in the market price or trading volume of the Company Common Stock (as defined in the Acqusition Agreement) on NASDAQ (it being understood that this clause (G) does not and shall not be deemed to apply to the underlying cause or causes of any such changes).

Project Yankee – Exhibit C (Conditions Annex)

C-2

(g)                Fees and Expenses. The Borrower shall have complied with all of its obligations under, and the terms of, the Fee Letter. All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) and other compensation payable to the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent, the Commitment Parties, the Lead Arrangers and the Lenders shall have been paid and received by the Administrative Agent, the Unsecured TLB Administrative Agent, the Collateral Agent, the Commitment Parties, the Lead Arrangers, and the Lenders.

(h)               Financial Statements; Pro Formas. The Lead Arrangers shall have received, review and be satisfied with (i) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Borrower and the Target for each of the three fiscal years ended December 31, 2015 (the “Audited Financial Statements”), (ii) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Borrower and the Target for each fiscal quarter of 2016 ended at least 45 days before the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), for the period elapsed from the beginning of the 2016 fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year (the “Unaudited Financial Statements”) (with respect to which the independent auditors shall have performed an SAS 100 review), (iii) a pro forma consolidated and consolidating balance sheet and related statements of income and cash flows for the Borrower (the “Pro Forma Financial Statements”) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date (or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income and cash flows), promptly after the historical financial statements for such period are available, and (iv) forecasts of the financial performance of the Borrower and its subsidiaries (including the Target and its subsidiaries) (x) on an annual basis, through 2023 and (y) on a quarterly basis, through 2017. The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with accounting principles generally accepted in the United States and shall not be materially inconsistent in form and preparation with the financial statements or forecasts previously provided to the Lead Arrangers. The Pro Forma Financial Statements shall be prepared on a basis consistent with pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission. The Lead Arrangers hereby acknowledge receipt of, and are satisfied with, the Audited Financial Statements and the Unaudited Financial Statements for the fiscal quarters ending March 31, 2016, June 30, 2016 and September 30, 2016.

Project Yankee – Exhibit C (Conditions Annex)

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(i)                 Patriot Act. The Borrower and each of the Guarantors shall have provided at least three days prior to the Closing Date the documentation and other information to the Lenders that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act and each of the Lead Arrangers and Lenders shall be satisfied with all applicable “know your customer,” anti-money laundering, and similar due diligence and approvals concerning the Borrower and each of the Guarantors.

(j)                 Miscellaneous Closing Conditions. (a) The Borrower and each Guarantor shall have executed and delivered the definitive Financing Documentation to which it is a party, (b) the Lead Arrangers and the Lenders shall have received a notice of borrowing, reasonably satisfactory opinions of counsel for the Borrower and the Guarantors, and of any applicable local counsel, as the case may be, and such corporate resolutions, certificates, organizational documents and other customary closing documentation, as well as such other documents as the Lead Arrangers and the Lenders may reasonably request, in each case in form and substance reasonably satisfactory to the Lead Arrangers and (c) subject to the limitations set forth in the final paragraph of Section 1 in the Commitment Letter, substantially concurrent with the occurrence of the Closing Date, the Borrower and the Target and its subsidiaries shall, to the extent applicable (i) execute, and cause to be executed, the documentation and (ii) take, and cause to be taken, the actions as such are specified in Section 5.11 of the Existing Credit Agreement in relation to the Target and each of its subsidiaries.

(k)               Representations and Warranties; No Default. The Acquisition Agreement Representations and the Specified Representations at the time of, and after giving effect to, the borrowing shall be true and correct in all material respects. There shall be no Event of Default (as defined in the Existing Credit Agreement) under any of Section 7.01(a) or Section 7.01(i) of the Existing Credit Agreement at the time of, and after giving effect to, the borrowings under the Incremental Term Loan Facility and the borrowings under the Unsecured Term Loan Facility.

(l)                 Bank Marketing Period. The Lead Arrangers shall have not less than fifteen (15) Business Days after delivery to the Lead Arrangers of the final confidential information memorandum referred to in the Commitment Letter to syndicate the Term Loan Facilities (the “Bank Marketing Period”); provided that (a) to the extent the Bank Marketing Period has not ended on or prior to December 16, 2016, the Bank Marketing Period shall be deemed not to have commenced until January 4, 2017, (b) such 15 Business Day period shall not be required to include July 3, 2017 through July 4, 2017 (which days shall not be counted for the purposes of meeting such fifteen (15) Business Day requirement), (c) such 15 Business Day period shall end prior to August 18, 2017 or otherwise begin on or after September 5, 2017 and (d) such 15 Business Day period shall not be required to include November 23, 2017 through November 24, 2017 (which days shall not be counted for the purposes of meeting such fifteen (15) Business Day requirement).

Project Yankee – Exhibit C (Conditions Annex)

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ANNEX I TO EXHIBIT C

SOLVENCY CERTIFICATE

[_], 201[_]

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section [__] of the [Incremental Facility Amendment / Unsecured Term Loan Credit Agreement], dated as of [_], 201[_], among, inter alios, Consolidated Communications, Inc. (the “Company”), a wholly-owned subsidiary of Consolidated Communications Holdings, Inc. (“Holdings”), Holdings, [_____] (the “[Incremental Agreement / Credit Agreement]”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the [Incremental Agreement/Credit Agreement].

The undersigned Chief Financial Officer, on behalf of the Company hereby certifies, solely in its capacity as Chief Financial Officer of the Company and not individually (and without personal liability), to [Wells Fargo Bank, National Association / Morgan Stanley Senior Funding, Inc.] as administrative agent under the Credit Agreement (the “Administrative Agent”), and to the lenders who are or may become party to the Credit Agreement (the “Lenders”) that, as of the date hereof and immediately after giving effect to the consummation of the Acquisition and the applicable Credit Events contemplated by the Incremental Agreement, the Loan Parties and their respective Subsidiaries, on a consolidated basis, are Solvent.

In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the [Incremental Agreement/Credit Agreement] and other Loan Documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [__] of the [Incremental Agreement/Credit Agreement] (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of the Company and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [____] (after giving effect to the Transactions), the Company’s and its Subsidiaries’ consolidated financial condition.

The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments and Loans under the [Incremental Agreement/Credit Agreement].

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

CONSOLIDATED COMMUNICATIONS, INC.

By:
Name:
Title: Chief Financial Officer

                        Project Yankee – Annex I to Exhibit C (Solvency Certificate)

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